Media Contact:  Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2011 RESULTS
•	Sales increased 15 percent to $5.5 billion
•	EPS from continuing operations increased 15 percent to $0.63
•	Expected full year earnings per share of $3.15 to $3.30

ST. LOUIS, February 1, 2011 – Emerson (NYSE: EMR) today announced that net sales for the first quarter ended December 31, 2010, were $5.5 billion, an increase of 15 percent from the prior year quarter. Underlying sales increased 11 percent in the quarter, which excludes a 5 percent impact from acquisitions and a 1 percent unfavorable impact from currency exchange rates.  Underlying sales growth was balanced globally, with the U.S. increasing 10 percent and international sales increasing 11 percent.
Earnings from continuing operations for the first quarter were $0.63 per share, increasing 15 percent compared with $0.55 in the same period last year.  Including discontinued operations, net earnings per share increased 13 percent.  Operating profit margin improved to 15.4 percent from 15.2 percent in the prior year period.  This improvement was driven by volume leverage and benefits from restructuring and cost repositioning efforts, partially offset by higher material costs as commodity prices continued to increase.   An additional headwind this quarter was $18 million from the triennial stock option award and resulting expense.  Pretax margin was 12.9 percent compared with 12.0 percent in the prior year period.  The tax rate was 31.2 percent in the quarter compared with 25.6 percent in the same period last year.  The lower tax rate in the first quarter last year resulted from a tax benefit from the restructuring of a foreign subsidiary.
“Emerson performed well in the first quarter as economies around the world continued to recover,” said Chairman and Chief Executive Officer David N. Farr.  “During the past two years, we focused on improving and repositioning our operations to benefit during what we believe will be a slower global economic recovery.  We are

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seeing the value of that hard work.  The foundation of Emerson is very strong, which creates enormous potential for the long term.”

Balance Sheet / Cash Flow
Operating cash flow was $322 million in the first quarter of 2011, compared with $687 million in the prior year period, principally due to an increase in working capital to support growth as the global economy continues to recover.  Trade working capital as a percent of sales showed improvement, declining to 17.7 percent from 18.0 percent in the prior year quarter.
“While we had a slower start to cash flow for the year, we expect to achieve our operating cash flow target of $3.3 to $3.5 billion and our free cash flow target of $2.7 to $2.9 billion for 2011,” Farr said.  “Strong cash flow and a healthy balance sheet are essential as we invest in opportunities to strengthen our business platforms, pursue technology leadership, globalize assets and drive business efficiency.  We will continue to be disciplined as we assess and act on investment opportunities that will consistently deliver value to our shareholders.”

Business Segment Highlights
Process Management sales continued to gain momentum, up 12 percent in the quarter.  Underlying sales increased 13 percent and unfavorable currency subtracted 1 percent.  Market-leading technologies and a strong global footprint helped solidify large project wins, including Process Management’s selection as main automation contractor on Petrobras’ Comperj project, which is Brazil’s largest refining and petrochemical complex.  Segment margin was 18.8 percent, increasing 3.2 points from 15.6 percent in the prior year quarter, driven by volume leverage and cost reductions.
Industrial Automation reported a strong quarter of sales and earnings performance.  Sales increased 23 percent, which included a 24 percent increase in underlying sales, a negative 2 percent currency impact and a positive 1 percent impact from acquisitions.  Sales were strong globally, as capital goods investment continued to show improvement.  Segment margin increased 4.2 points to 15.3 percent reflecting

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benefits from volume leverage, reduced restructuring and cost reductions.  Substantial material inflation was only partially offset by pricing increases.
Network Power sales increased 21 percent in the quarter.  Underlying sales grew 6 percent and the Avocent and Chloride acquisitions added 15 percent.  Growth remained solid in the U.S. and Europe, which increased 9 percent and 6 percent, respectively.  Sales in Asia were up 3 percent against a more difficult prior year comparison that included the benefit of strong stimulus programs in China.  Segment margin declined 4.0 points to 10.9 percent, driven by increased amortization from the Chloride and Avocent acquisitions of $25 million (1.5 points), other Chloride acquisition costs of $15 million (1 point), negative price, material inflation and expediting costs for materials. The other Chloride acquisition costs will be essentially eliminated by the second half of fiscal 2011.  In addition, positive pricing programs are being implemented to offset rising costs.  These actions should allow the margin to increase to higher levels in the second half of the fiscal year.  Emerson has made significant investments in key acquisitions in this segment, developing next-generation data center infrastructure management technologies, and solidifying the global footprint of this business.  While these investments have had a negative impact on margins in the short term, they are creating the foundation for strong, profitable growth in this next cycle, which is just beginning.
Climate Technologies sales grew by 3 percent in the quarter with international sales leading the growth.  Underlying sales increased 4 percent and currency subtracted 1 percent.  Sales grew 12 percent internationally, while sales declined in the U.S. by 3 percent. The U.S. residential air conditioning business declined due to tougher prior year comparisons that were positively impacted by the industry build-ahead of equipment prior to the R-410A refrigerant conversion.  Refrigeration sales remained strong globally.  Margin improved 0.7 points to 15.2 percent, reflecting benefits from cost reductions and mix.  Volatility in material prices had a negative impact on margin that was only partially offset by pricing actions.
Tools and Storage sales increased 3 percent in the quarter, reflecting a 3 percent increase in underlying sales.  Strength in the professional tools business was

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partially offset by weakness in consumer storage as residential markets remain weak.  Segment margin improved 2.1 points to 20.8 percent.  We do not expect to see a very strong recovery in U.S. consumer discretionary spending.

Fiscal 2011 Outlook
Continued global economic recovery, solid order trends and execution of our global restructuring plans during the past two years position Emerson for a strong year in 2011.
Emerson expects full-year fiscal 2011 earnings per share in the range of $3.15 to $3.30, with earnings per share from continuing operations growth of 21 to 27 percent, a strong improvement over the solid 15 percent increase in fiscal 2010, the start of Emerson’s recovery.  Reported sales are expected to be approximately $24 to $24.5 billion, an increase of 14 to 17 percent compared with fiscal year 2010 sales of $21.0 billion.  Underlying sales are expected to grow 10 to 13 percent.  Operating profit margin and pretax margin are expected to be in the range of 17.4 to 17.7 percent and 14.8 to 15.1 percent, respectively.  Operating cash flow is expected to be $3.3 to $3.5 billion with free cash flow (operating cash flow less capital expenditures) of $2.7 to $2.9 billion.

Upcoming Investor Events
Today at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the first quarter results during an investor conference call.  All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form.  A replay of the conference call will be available for the next three months at the same location on the website.
On February 3 and 4, 2011, Emerson senior management will host the company’s annual investor conference in St. Louis at Emerson’s global headquarters.  The presentation by Mr. Farr on Thursday, February 3, will be webcast starting at 4:15 p.m. EST and is expected to conclude at approximately 6:00 p.m. EST.  Those

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interested may listen to the webcast via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the webcast will be available for approximately one week at the same location on the website.  Slide presentations by Emerson senior management, including those presented on Friday, February 4, will be posted on the company website for viewing at the beginning of each day’s sessions.
Details of upcoming events will be posted as they occur on the Events Calendar in the Investor Relations section of the website.

Forward-Looking and Cautionary Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments.  These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2009	2010	Change

Net sales	$4,828	$5,535	15%
Less: Costs and expenses
Cost of sales	2,960	3,372
SG&A expenses	1,134	1,311
Other deductions, net	92	78
Interest expense, net	65	61
Earnings from continuing operations before income taxes	577	713	24%
Income taxes	148	222
Earnings from continuing operations	429	491	14%
Discontinued operations, net of tax	8	-
Net earnings	437	491	12%
Less: Noncontrolling interests in earnings of subsidiaries	12	11
Net earnings common stockholders	$425	$480	13%

Earnings common stockholders:
Earnings from continuing operations	$417	$480
Discontinued operations, net of tax	8	-
Net earnings common stockholders	$425	$480

Diluted earnings per share common stockholders:
Earnings from continuing operations	$0.55	$0.63	15%
Discontinued operations	0.01	-
Diluted earnings per common share	$0.56	$0.63	13%

Diluted average shares outstanding	755.5	758.1

	Quarter Ended December 31,
	2009	2010
Other deductions, net
Amortization of intangibles	$35	$67
Rationalization of operations	38	17
Other, net	23	(3)
Gains	(4)	(3)
Total	$92	$78

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TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	December 31,
	2009	2010
Assets
Cash and equivalents	$1,840	$1,493
Receivables, net	3,650	3,956
Inventories	1,956	2,207
Other current assets	617	649
Total current assets	8,063	8,305
Property, plant & equipment, net	3,475	3,255
Goodwill	7,647	8,666
Other intangible assets	1,455	2,096
Other	849	381

	$21,489	$22,703

Liabilities and Equity
Short-term borrowings and current maturities of long-term debt	$1,240	$800
Accounts payable	1,991	2,243
Accrued expenses	2,474	2,447
Income taxes	100	110
Total current liabilities	5,805	5,600
Long-term debt	4,558	4,352
Other liabilities	2,188	2,428
Equity	8,938	10,323

	$21,489	$22,703
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TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2009	2010
Operating Activities
Net earnings	$437	$491
Depreciation and amortization	196	219
Changes in operating working capital	15	(430)
Other	39	42
Net cash provided by operating activities	687	322

Investing Activities
Capital expenditures	(89)	(82)
Purchases of businesses, net of cash and
equivalents acquired	(1,301)	(39)
Other	38	(16)
Net cash used in investing activities	(1,352)	(137)

Financing Activities
Net increase in short-term borrowings	662	116
Proceeds from long-term debt	596	1
Principal payments on long-term debt	(36)	(31)
Dividends paid	(251)	(261)
Purchases of treasury stock	-	(51)
Other	(15)	(55)
Net cash provided by (used in) financing activities	956	(281)

Effect of exchange rate changes on cash and equivalents	(11)	(3)

Increase (decrease) in cash and equivalents	280	(99)

Beginning cash and equivalents	1,560	1,592

Ending cash and equivalents	$1,840	$1,493
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TABLE 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2009	2010
Sales
Process Management	$1,382	$1,542
Industrial Automation	986	1,210
Network Power	1,381	1,669
Climate Technologies	784	810
Tools and Storage	434	446
	4,967	5,677
Eliminations	(139)	(142)
Net Sales	$4,828	$5,535

	Quarter Ended December 31,
	2009	2010
Earnings
Process Management	$216	$290
Industrial Automation	109	185
Network Power	206	182
Climate Technologies	114	123
Tools and Storage	81	93
	726	873
Differences in accounting methods	44	53
Corporate and other (1)	(128)	(152)
Interest expense, net	(65)	(61)
Earnings from continuing operations before income taxes	$577	$713

	Quarter Ended December 31,
	2009	2010
Rationalization of operations
Process Management	$7	$2
Industrial Automation	18	5
Network Power	7	5
Climate Technologies	3	4
Tools and Storage	3	1
Total Emerson	$38	$17

(1) Corporate and other expense in Q1FY11 includes an increase of $18M related to stock option expense.

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TABLE 5

Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure
(dollars in millions):

Forecast FY2011 Net Sales
Underlying Sales (Non-GAAP)	~ +10% to +13%
Acq./Div./Currency	~ +4 pts
Net Sales	~ +14% to +17%

Forecast FY2011 Operating Profit
Operating Profit (Non-GAAP)	~$4,195 – 4,350
Operating Profit Margin % (Non-GAAP)	17.4% - 17.7%
Interest Expense and Other Deductions, Net	~($650)
Pretax Earnings	~ $3,555 – 3,700
Pretax Earnings Margin %	14.8% - 15.1%

Forecast FY2011 Cash Flow (dollars in billions)
Operating Cash Flow	~$3.3 - $3.5
Capital Expenditures	~ ($0.6)
Free Cash Flow (Non-GAAP)	~$2.7 - $2.9

Operating Profit	Q1 FY10	Q1 FY11
Operating Profit (Non-GAAP)	$734	$852
Operating Profit Margin % (Non-GAAP)	15.2%	15.4%
Other Deductions, Net	92	78
Interest Expense, Net	65	61
Pretax Earnings	$577	$713
Pretax Earnings Margin %	12.0%	12.9%

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